EXHIBIT 99.3


FOR IMMEDIATE RELEASE                    CONTACT: Jonathan Gambill
April 14, 1998                                    (888) 258-7434, ext. 122
                                                   jonathan@fred.net

                   FREDERICK BREWING CO. RELEASES SUMMER BEER
              Blue Ridge(R) SunRage(TM) Summer Ale Available May 11

FREDERICK, MD -- Frederick Brewing Co. announced today the return of its summer ale, Blue Ridge(R) SunRage(TM). It is one of the few American beers brewed using a special sour mash technique. This process, sometimes used in the production of whiskey and bourbon, imparts a slight, natural tartness to the beer, which is balanced with gentle hopping and orange blossom honey. The result is a crisp, uniquely refreshing summer-time beer.

The first step in brewing is to mix crushed barley malt with hot water. In this porridge-like mixture, known as the "mash," starches are converted into sugars by enzymes naturally present in the malt. (Later, this sugar solution is boiled with hops -- for bitterness -- cooled, and fermented by yeast to produce unfiltered beer.) In sour mashing, the mash temperature is substantially lower, favoring a different set of enzymes. The mash rests overnight and a natural "souring" occurs, imparting a subtle tartness to the brew.

Blue Ridge SunRage Summer Ale was first released last May. It will be available, in bottles and on draft, throughout the Mid-Atlantic and in parts of the Mid-West.

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Blue Ridge SunRage Summer Ale specifications:
Malts:            2-row, Caramel 20, and Orange Blossom Honey
Hops:             Cascade, Centennial
Bitterness:       Low, 24 IBU
Color:            Light Orange
Gravity:          10.5 Plato, (1.042 OG)
Alcohol:          4.0 % by volume

In January 1998, Frederick Brewing Co. merged with Wild Goose Brewery, of Cambridge, MD, and Brimstone Brewing Co., of Baltimore, MD, creating the Mid-Atlantic's largest craft brewery. Frederick Brewing Co. now brews the Blue Ridge, Hempen, Wild Goose and Brimstone brands at its 57,000 square foot, purpose-built facility. Company shares are traded under the NASDAQ symbol: BLUE.

Downloadable artwork is available at http://www.fredbrew.com/prphotos. Free tours and tasting are held every Saturday and Sunday at 1:30 p.m. Visit Frederick Brewing Co. on-line at http://www.fredbrew.com.

Contact Jonathan Gambill, (888) 258-7434, ext. 122 for additional information.

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